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                                                                 EXHIBIT 99.1

[CADMUS LOGO]



FOR IMMEDIATE RELEASE               Contact:  David E. Bosher
                                              Senior Vice President and CFO
                                    (804) 287-5685


     CADMUS COMMUNICATIONS REPORTS FIRST QUARTER EARNINGS OF $0.25 PER SHARE

                               -----------------

       RESULTS CONTINUE POSITIVE TRENDS FROM FOURTH QUARTER OF FISCAL 2000

RICHMOND, VA (October 31, 2000) - Cadmus Communications Corporation (Nasdaq/NM:
CDMS) today announced results for the first quarter of its fiscal year 2001. Financial highlights for the three months ended September 30, 2000, were as follows:

  . Net sales totaled $115.7 million, up from $113.3 million last year, adjusted for divested and closed operations;
  . STM journal services and special interest magazines sales rose 5% and 6%, respectively, offsetting continued softness in specialty packaging sales;
  . Operating margins, excluding restructuring and other charges, expanded to
    8.4% of sales;
  . EBITDA rose to $16.4 million compared with $15.5 million last year; and, . Debt, before securitization, was reduced by $9.9 million, to $236.1 million.

"These results were in line with our business plan and our expectations for the quarter," commented Bruce V. Thomas, president and chief executive officer.
"Our STM journal services business closed last year with a strong performance, and that momentum has continued into fiscal 2001. In addition, we experienced higher net sales from our special interest magazines and book and directory businesses. Our specialty packaging operations were adversely affected in July and August by the continued softness in their markets, but rebounded strongly as
the quarter ended.   Significant new orders have built the sales backlog in this business, and we expect improved performance in sales and operating income throughout the second fiscal quarter. "

Continuing, Thomas said, "Each of our businesses is responding positively to our market-focused approach and renewed emphasis on growth. Following the integration of Mack and the completion of our restructuring activities, we now have four strong, market-focused operating units. The cornerstone of our plan remains to leverage this market-focus by developing innovative, distinctive, and even proprietary, products and services that will differentiate Cadmus from our competitors and drive sustained top-line growth and consistent margin improvement. We are pleased with the early results of this new approach, especially the initial success of several of the new products we have recently introduced. In particular, customer interest has been excellent for Rapid Review, our web-based peer review system for the STM journal services market. This early success is generating significant interest in the remaining components of our integrated electronic publishing system, which are under development."

David E. Bosher, senior vice president and chief financial officer, added, "We are optimistic that results in the second fiscal quarter will reflect a positive year-to-year comparison to the $.34 per share we earned last year, adjusted for the impact of closed operations. However, we continue to face significant industry competition and pricing pressure from a consolidating base of customers. Our focus remains on sustaining revenue growth, managing that growth as efficiently as possible, and controlling our cost structure. We believe these actions will continue to help offset those competitive pressures."


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Mr. Bosher noted further, "A key advantage of Cadmus is our ability to generate strong and predictable cash flows, not only to provide the funding for investments in new technology, but also to strengthen our financial position through the reduction of our debt. In fact, we lowered debt by another $9.9 million during the first quarter and are on plan to achieve our full year debt reduction goal of $25 million."


Fiscal First Quarter Operating Results - Detailed Review
--------------------------------------------------------
Net sales for the first quarter totaled $115.7 million, compared with $124.8 million last year. Adjusted for divested and closed operations, net sales increased 2% for the first quarter from $113.3 million. Publication Services segment (STM journal services, special interest magazines, and book and directory businesses) sales increased 6% from a year ago, reflecting growth from existing customers, new business development activities, and higher paper prices. Other segment sales fell 15% in the quarter due primarily to lower specialty packaging sales, which were attributable to continued industry-wide softness and reduced promotional expenditures from high-tech customers. However, packaging experienced stronger results in September. Significant new business wins and a pick-up in orders from existing customers have built sales backlogs meaningfully in recent weeks.

Operating income before restructuring and other charges increased 15% from $8.5 million to $9.8 million, and adjusted operating margins, as a percent of net sales, improved to 8.4% from 6.8%. EBITDA in the first quarter totaled $16.4 million, up from $15.5 million a year ago, adjusted for restructuring and other charges. Cash flow from operations and proceeds from the sale of the Company's Dynamic Diagrams business resulted in a reduction in total debt of $9.9 million for the quarter, bringing total debt, before securitization, down to $236.1 million at September 30, 2000.

Net income for the first quarter totaled $2.3 million, or $0.25 per share, compared with $1.5 million, or $0.17 per share, last year, excluding restructuring and other charges. After restructuring and other charges, the Company recorded a net loss in the first quarter a year ago of $12.6 million, or $1.40 per share. Restructuring and other charges recorded in the first quarter a year ago included the write-off of intangible assets related to the Company's point-of-purchase business, the write-off of redundant manufacturing software resulting from the integration of Mack, and a net gain on the closure and divestiture of two marketing agencies.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of production services to scientific, technical and medical journal publishers in the world, the fourth largest publications printer in North America, and a leading national provider of specialty packaging products and services. Additional information about Cadmus is available at www.cadmus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) continuing competitive pricing in the markets in which the Company competes, (2) the gain or loss of significant customers or the decrease in demand from existing customers, (3) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (4) changes in the Company's product sales mix, (5) the performance of new management and leadership teams in the Company and its divisions, (6) the impact of industry consolidation among key customers, (7) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, and (8) the ability to retain key employees and managers. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.


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               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)



                                                      Three Months Ended
                                                        September 30,
                                                ----------------------------
                                                    2000             1999
                                                --------------   -----------

Net sales                                       $  115,732       $  124,757

Operating expenses:
  Cost of sales                                     90,883           98,697
  Selling and administrative                        15,082           17,547
  Restructuring charges                                  -           16,590
                                                ----------       ----------
                                                   105,965          132,834

Operating income (loss)                              9,767           (8,077)

Interest and other expenses:
  Interest                                           5,240            6,167
  Securitization costs                                 760                -
  Other, net                                           (82)            (306)
                                                ----------       ----------
                                                     5,918            5,861
                                                ----------       ----------


Income (loss) before income taxes                    3,849          (13,938)

Income tax expense (benefit)                         1,598           (1,305)
                                                ----------       ----------

Net income (loss)                               $    2,251       $  (12,633)
                                                ==========       ==========


Net income (loss) per share, assuming dilution  $     0.25       $    (1.40)
                                                ==========       ==========

Weighted-average common shares outstanding           8,940            9,013
                                                ==========       ==========


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                               SELECTED HIGHLIGHTS
               (In thousands, except per share data and percents)
                                   (Unaudited)


                                                          Three Months Ended
                                                             September 30,
                                                    ---------------------------
                                                       2000             1999
                                                    ----------       ----------

Operating data, before restructuring charges*:

Operating income                                    $   9,767     $   8,513
Income                                                  2,251         1,512
EBITDA                                                 16,445        15,540
Depreciation & amortization expense                     6,596         6,721
Percent to net sales
  Gross profit                                           21.5%         20.9%
  Selling, general and administrative expenses           13.0%         14.1%
  Operating income                                        8.4%          6.8%
  EBITDA                                                 14.2%         12.5%
Earnings per share, assuming dilution               $     .25     $     .17


*Before restructuring charges of $16.6 million ($14.1 million net of tax) in fiscal 2000.




                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                   September 30,    June 30,
                                                       2000           2000
                                                  --------------  -------------
                                                     (Unaudited)
Assets:
 Cash and cash equivalents                        $     1,942    $     6,411
 Other current assets                                  85,356         70,097
 Property, plant and equipment, net                   147,392        150,979
 Other assets                                         191,795        195,697
                                                    ---------      ---------

Total assets                                      $   426,485    $   423,184
                                                    =========      =========

Liabilities and shareholders' equity:
 Current liabilities, excluding current debt           72,325         65,661
 Total debt                                           193,096        201,705
 Other long-term liabilities                           41,318         37,876
 Shareholders'equity                                  119,746        117,942
                                                    ---------      ---------

Total liabilities and shareholders' equity        $   426,485    $   423,184
                                                    =========      =========


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